ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

The Blackhawk Fund

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 6 is hereby amended by inserting the following paragraph at the end thereof:

"A holder of Series B Preferred Stock may not convert his shares of Series B Preferred Stock to the extent that such conversion would result in the Holder together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13 (d) of the Securities Exchange Act of 1934, as amended) in excess of 4.9999% of the then issued and outstanding shares of Common Stock. The provisions of this Section may be waived by a Holder upon not less than 61 days' prior written notice to the Company."

5. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6. Officer Signature **(Required)**: X [signature]

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.